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                            Gables Residential Trust
                              2859 Paces Ferry Road
                                Atlanta, GA 30339


                                December 3, 1998


Via Facsimile and EDGAR

Robert T. Plesnarski
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

         Re:      Gables Residential Trust:
                  Registration Statement on Form S-3 (No. 333-64497)

Dear Mr. Plesnarski:

         Pursuant to Rule 477 of the Securities Act of 1933, as amended, Gables Residential Trust hereby requests that the above-captioned registration statement on Form S-3 be withdrawn. Such request is being made in response to oral instructions received from the staff of the Securities and Exchange Commission based on General Instruction I.B.3 to Form S-3.

                                  Very truly yours,

                                  GABLES RESIDENTIAL TRUST


                                  By: /s/ Marvin R. Banks, Jr.
                                      -------------------------------------
                                      Marvin R. Banks, Jr.
                                      Senior Vice President



cc:   Ettore A. Santucci, P.C.